Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Third Quarter 2011:

●	Net Revenues of $9.9 Billion; Income from Continuing Operations of $1.14 per Diluted Share

●	Results Included Revenues of $3.4 Billion, or $1.12 per Diluted Share, from the Widening of Morgan Stanley’s Debt-Related Credit Spreads

●	Strong Performance in Equity Sales & Trading, Interest Rates and Commodities; Ranked #1 in Global Completed M&A; Net New Assets of $15.5 Billion in Global Wealth Management

NEW YORK, October 19, 2011 – Morgan Stanley (NYSE: MS) today reported income of $2.2 billion, or $1.14 per diluted share,1 from continuing operations applicable to Morgan Stanley for the third quarter ended September 30, 2011 compared with income of $314 million, or $0.05 per diluted share, for the same period a year ago.  Net revenues were $9.9 billion for the current quarter compared with $6.8 billion a year ago.  Results for the current quarter included positive revenue of $3.4 billion, or $1.12 per diluted share, compared with negative revenue of $731 million a year ago related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA).2, 3

The Firm’s compensation expense for the current quarter was $3.7 billion with a compensation to net revenue ratio of 37%.  This ratio was affected by DVA which increased net revenues in the current period.  Non-compensation expenses of $2.5 billion reflected higher levels of business activity and costs associated with the U.K. bank levy.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $1.15 per diluted share, compared with a net loss of $0.07 per diluted share in the third quarter of 2010.4

Business Highlights

●	Investment Banking revenues were $864 million. The Firm ranked #1 in global completed M&A and #2 in global announced M&A, global IPOs and global Equity.5

●
Sales and trading net revenues were $5.4 billion and included positive revenue of $3.4 billion related to DVA.3  Equity sales and trading net revenues reflected strength in derivatives.  Fixed Income and Commodities sales and trading net revenues included strong results in interest rate products and commodities.

●
Global Wealth Management Group delivered net revenues of $3.3 billion, with net new assets for the quarter of $15.5 billion, a record since the inception of the Morgan Stanley Smith Barney joint venture (MSSB), and net flows in fee-based accounts of $10.1 billion.  The quarter’s pre-tax margin improved to 11% from 9% a year ago.6

●
Asset Management reported net revenues of $215 million and assets under management or supervision of $268 billion.  Asset Management also has continued to deliver solid investment performance with over 76% of its long-term strategies outperforming their respective benchmark on a 3, 5 and 10-year basis (as of August 2011).

●
Morgan Stanley successfully completed its inaugural offering of JPY 46.5 billion (approximately $600 million) Uridashi bonds leveraging the strength of our partnership with Mitsubishi UFJ Financial Group, Inc. (MUFG).

James P. Gorman, President and Chief Executive Officer, said, "Morgan Stanley effectively navigated turbulent markets while consolidating our market share gains with Institutional clients and demonstrating resilience across the Global Wealth Management business as evidenced by record net new assets flows since the formation of MSSB.  The Firm delivered progress across many of our key initiatives, increasing client penetration in equity derivatives and interest rate products as well as achieving a significant milestone in the integration of MSSB with the initial roll out of our new technology platform.  With our robust liquidity, diverse funding, strong capital and unique strategic partnership with MUFG, Morgan Stanley is well positioned to deliver for clients in the long term.”

Summary of Business Segment Results
(dollars in millions)
	Institutional Securities		Global Wealth Management Group		Asset Management
	Net	Pre-Tax	Net	Pre-Tax	Net	Pre-Tax
	Revenues (1)	Income	Revenues	Income	Revenues	Income
3Q 2011	$6,448	$3,433	$3,260	$362	$215	($117)
2Q 2011	$5,189	$1,457	$3,476	$322	$645	$165
3Q 2010	$2,895	$241	$3,104	$281	$802	$279

(1) Net revenues for 3Q 2011, 2Q 2011 and 3Q 2010 include positive (negative) revenue from DVA of $3.4 billion, $244 million and ($731) million, respectively.

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $3.4 billion compared with $241 million in the third quarter of last year.  Net revenues for the current quarter were $6.4 billion compared with $2.9 billion a year ago.  DVA resulted in positive revenue of $3.4 billion in the current quarter compared with negative revenue of $731 million a year ago.3  The quarter’s pre-tax margin was 53%.6  Due to the impact of DVA in the comparative periods, the following discussion for sales and trading focuses on current period results.

●	Advisory revenues of $413 million increased 11% from a year ago reflecting higher levels of completed activity.

●
Underwriting revenues of $451 million declined 29% from last year’s third quarter on lower levels of market activity.  Equity underwriting revenues of $239 million declined 8% from a year ago.  Fixed income underwriting revenues of $212 million declined 44% from last year’s third quarter primarily reflecting lower high yield and investment grade bond issuance volumes.

●
Fixed Income and Commodities sales and trading net revenues were $3.9 billion and included positive revenue of $2.8 billion related to DVA.3  Net revenues for the current quarter reflected market volatility and high levels of client activity in interest rate and currency products as well as commodities, partly offset by losses in credit products due to the stressed credit environment.

●
Equity sales and trading net revenues were $2.0 billion and included positive revenue of $620 million related to DVA.3  Results in the cash and derivatives businesses reflected high levels of client activity and market volumes.

●	Other sales and trading net losses of $443 million, primarily reflected writedowns associated with corporate lending activity.

●
Compensation expense for the current quarter was $1.6 billion with compensation to net revenue ratio of 24%.  This ratio was affected by DVA which increased net revenues in the current period. Non-compensation expenses of $1.5 billion increased from $1.2 billion a year ago primarily reflecting higher levels of business activity and costs associated with the U.K. bank levy.

●
Morgan Stanley’s average trading Value-at-Risk measured at the 95% confidence level was $130 million compared with $145 million in the second quarter of 2011 and $142 million in the third quarter of the prior year.

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group reported pre-tax income from continuing operations of $362 million compared with $281 million in the third quarter of last year.  The quarter’s pre-tax margin was 11%.6  Income after the non controlling interest allocation to Citigroup Inc. and before taxes was $310 million.7

●
Net revenues of $3.3 billion increased from $3.1 billion a year ago primarily reflecting higher asset management revenues and commissions partly offset by net losses from investments associated with the Firm’s deferred compensation and co-investment plans.

●	The compensation to net revenue ratio for the current quarter was 61% with compensation expense of $2.0 billion. Non-compensation expenses were $896 million compared with $913 million a year ago.

●
Total client assets were $1.6 trillion at quarter-end.  Client assets in fee-based accounts were $465 billion and represented 30% of total client assets.  Net new assets for the quarter were $15.5 billion and net new flows in fee-based accounts were $10.1 billion.

●	The 17,291 global representatives at quarter-end achieved average annualized revenue per global representative of $747,000 and total client assets per global representative of $90 million.

ASSET MANAGEMENT

Asset Management reported a pre-tax loss from continuing operations of $117 million compared with pre-tax income from continuing operations of $279 million in last year’s third quarter.8

●
Net revenues of $215 million decreased from $802 million a year ago as solid results in the Traditional Asset Management business were meaningfully offset by losses on principal investments in the Merchant Banking and Real Estate Investing business compared with gains in the prior year quarter.9

●	The compensation to net revenue ratio for the current quarter was 62% with compensation expense of $133 million. Non-compensation expenses of $199 million decreased from $238 million a year ago.

●
Assets under management or supervision at September 30, 2011 of $268 billion increased from $266 billion a year ago.  The increase primarily reflected net customer inflows in Morgan Stanley’s liquidity funds, partly offset by lower market levels.  The business recorded net outflows of $5.8 billion in the current quarter compared with net inflows of $2.9 billion in the third quarter of last year.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 15.1% and Tier 1 common ratio was approximately 13.1% at September 30, 2011.6, 10  The annualized return on average common equity from continuing operations was 14.5% in the current quarter.

At September 30, 2011, it is expected that Risk Weighted Assets (RWAs) that are utilized in the Company’s calculations of its regulatory capital ratios under Basel I (i.e., Total capital, Tier 1 capital and Tier 1 common) will increase by an approximate net $44 billion from the $305 billion reported at June 30, 2011.  Previously, Morgan Stanley applied a capital treatment for OTC derivatives collateral that reduced the Company’s overall RWAs based on regulatory reporting guidance received from the Federal Reserve.  In October 2011, the Company was advised by the Federal Reserve that, based on their further review concerning the application of pre-existing regulatory policy, the Company should adjust its capital treatment for OTC derivatives collateral.  In all circumstances, the Company’s calculations have been done consistent with Federal Reserve guidance.  Neither the original capital treatment, nor the revision, carry through to Basel III, and as such, the Company’s previously provided estimates of its Tier 1 common ratio under Basel III, currently and by the end of 2012, are not impacted.

At September 30, 2011, book value and tangible book value per common share were $31.29 and $27.79,11 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 38.3% compared with 19.1% in the prior year third quarter.12  The increase in the tax rate from the prior year primarily reflected the change in the geographic mix of earnings.

Morgan Stanley’s Board of Directors declared a $0.05 quarterly dividend per common share.  The dividend is payable on November 15, 2011 to common shareholders of record on October 31, 2011.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q, including “Risk Factors” in Part II, Item 1A therein, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends and other adjustments related to the calculation of earnings per share of approximately $46 million for the quarter ended September 30, 2011 and $222 million for the quarter ended September 30, 2010.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

2 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

3 Due to DVA, sales and trading net revenue for the quarter ended September 30, 2011 included positive revenue of $3.4 billion (fixed income: $2.8 billion; equity: $0.6 billion) and sales and trading net revenue for the quarter ended September 30, 2010 included negative revenue of $731 million (fixed income: $464 million; equity: $196 million; other: $71 million).

4 Discontinued operations for the current quarter primarily reflected additional tax benefits associated with the sale of the retail asset management business to Invesco Ltd.

5 Source: Thomson Reuters – for the period of January 1, 2011 to September 30, 2011 as of October 3, 2011.

6 Pre-tax margin and Tier 1 common ratios are non-GAAP financial measures that the Firm considers to be useful measures that the Firm and investors use to assess operating performance and capital adequacy.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.  The Tier 1 common ratio equals Tier 1 capital (see note 10) less qualifying perpetual preferred stock and qualifying restricted core capital elements, such as qualifying trust preferred securities and qualifying non controlling interests, adjusted for the portion of goodwill and non-servicing intangible assets associated with MSSB non controlling interests divided by risk-weighted assets.

7 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in net income (loss) applicable to non controlling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.

8 Results for the third quarter of 2011 and 2010 included a pre-tax loss of $17 million and pre-tax income of $195 million, respectively, related to principal investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to non controlling interests on page 11 of Morgan Stanley’s Financial Supplement accompanying this release.

9 Results for the current quarter included losses of $13 million compared with gains of $203 million in the prior year quarter related to principal investments held by certain consolidated real estate funds.

10 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  The definition of Tier 1 common equity may evolve in the future as regulatory rules may be implemented based on a final proposal regarding non controlling interest as initially presented by the Basel Committee.  These computations are preliminary estimates as of October 19, 2011 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

11 Tangible common equity and Tangible book value per common share are non-GAAP financial measures that the Company considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction and including only the Company’s share of MSSB’s goodwill and intangible assets.  Tangible book value per common share equals tangible common equity divided by period-end common shares outstanding.

12 The quarter ended September 30, 2010 included a tax gain of $176 million associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated.  Excluding the discrete tax gain, the effective tax rate for the quarter would have been 19.1%.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2011	June 30, 2011	Sept 30, 2010	June 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010	Change
Net revenues
Institutional Securities	$6,448	$5,189	$2,895	24%	123%	$15,229	$12,748	19%
Global Wealth Management Group	3,260	3,476	3,104	(6%)	5%	10,173	9,283	10%
Asset Management	215	645	802	(67%)	(73%)	1,486	1,865	(20%)
Intersegment Eliminations	(31)	(28)	(21)	(11%)	(48%)	(79)	(81)	2%
Consolidated net revenues	$9,892	$9,282	$6,780	7%	46%	$26,809	$23,815	13%

Income (loss) from continuing operations before tax
Institutional Securities	$3,433	$1,457	$241	136%	*	$5,287	$3,901	36%
Global Wealth Management Group	362	322	281	12%	29%	1,032	766	35%
Asset Management	(117)	165	279	*	*	175	367	(52%)
Intersegment Eliminations	0	0	0	--	--	0	(15)	*
Consolidated income (loss) from continuing operations before tax	$3,678	$1,944	$801	89%	*	$6,494	$5,019	29%

Income (loss) applicable to Morgan Stanley
Institutional Securities	$2,064	$990	$99	108%	*	$3,768	$3,214	17%
Global Wealth Management Group	169	180	144	(6%)	17%	532	353	51%
Asset Management	(59)	19	71	*	*	29	42	(31%)
Intersegment Eliminations	0	0	0	--	--	0	(12)	*
Consolidated income (loss) applicable to Morgan Stanley	$2,174	$1,189	$314	83%	*	$4,329	$3,597	20%

Earnings (loss) applicable to Morgan Stanley common shareholders	$2,153	$(558)	$(91)	*	*	$2,335	$2,971	(21%)

Earnings per basic share:
Income from continuing operations	$1.15	$(0.38)	$0.07	*	*	$1.45	$2.04	(29%)
Discontinued operations	$0.01	$-	$(0.14)	*	*	$0.02	$0.18	(89%)
Earnings per basic share	$1.16	$(0.38)	$(0.07)	*	*	$1.47	$2.22	(34%)

Earnings per diluted share:
Income from continuing operations	$1.14	$(0.38)	$0.05	*	*	$1.43	$1.98	(28%)
Discontinued operations	$0.01	$-	$(0.12)	*	*	$0.02	$0.17	(88%)
Earnings per diluted share	$1.15	$(0.38)	$(0.07)	*	*	$1.45	$2.15	(33%)

Notes:	-
Results for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 include positive (negative) revenue of $3,410 million, $244 million and $(731) million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt.

	-	Income (loss) applicable to Morgan Stanley represents consolidated income (loss) from continuing operations applicable to Morgan Stanley before gain (loss) from discontinued operations.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2011	June 30, 2011	Sept 30, 2010	June 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010	Change
Revenues:
Investment banking	$1,031	$1,695	$1,221	(39%)	(16%)	$3,940	$3,361	17%
Principal transactions:
Trading	4,961	3,485	1,441	42%	*	11,423	8,552	34%
Investments	(298)	402	820	*	*	433	1,137	(62%)
Commissions and fees	1,484	1,291	1,068	15%	39%	4,224	3,636	16%
Asset management, distribution and admin. fees	2,184	2,206	1,940	(1%)	13%	6,499	5,877	11%
Other	390	275	187	42%	109%	221	640	(65%)
Total non-interest revenues	9,752	9,354	6,677	4%	46%	26,740	23,203	15%

Interest income	1,749	1,957	1,851	(11%)	(6%)	5,560	5,334	4%
Interest expense	1,609	2,029	1,748	(21%)	(8%)	5,491	4,722	16%
Net interest	140	(72)	103	*	36%	69	612	(89%)
Net revenues	9,892	9,282	6,780	7%	46%	26,809	23,815	13%

Non-interest expenses:
Compensation and benefits	3,685	4,675	3,685	(21%)	--	12,693	11,987	6%

Non-compensation expenses:
Occupancy and equipment	386	401	399	(4%)	(3%)	1,189	1,190	--
Brokerage, clearing and exchange fees	447	416	332	7%	35%	1,268	1,051	21%
Information processing and communications	460	448	412	3%	12%	1,353	1,223	11%
Marketing and business development	145	154	134	(6%)	8%	446	421	6%
Professional services	462	494	460	(6%)	--	1,384	1,351	2%
Other	629	750	557	(16%)	13%	1,982	1,573	26%
Total non-compensation expenses	2,529	2,663	2,294	(5%)	10%	7,622	6,809	12%

Total non-interest expenses	6,214	7,338	5,979	(15%)	4%	20,315	18,796	8%

Income (loss) from continuing operations before taxes	3,678	1,944	801	89%	*	6,494	5,019	29%
Income tax provision / (benefit) from continuing operations	1,410	542	(23)	160%	*	1,696	653	160%
Income (loss) from continuing operations	2,268	1,402	824	62%	175%	4,798	4,366	10%
Gain (loss) from discontinued operations after tax	25	4	(183)	*	*	31	270	(89%)
Net income (loss)	$2,293	$1,406	$641	63%	*	$4,829	$4,636	4%
Net income (loss) applicable to noncontrolling interests	94	213	510	(56%)	(82%)	469	769	(39%)
Net income (loss) applicable to Morgan Stanley	2,199	1,193	131	84%	*	4,360	3,867	13%
Preferred stock dividend / Other	46	1,751	222	(97%)	(79%)	2,025	896	126%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,153	$(558)	$(91)	*	*	$2,335	$2,971	(21%)

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	2,174	1,189	314	83%	*	4,329	3,597	20%
Gain (loss) from discontinued operations after tax	25	4	(183)	*	*	31	270	(89%)
Net income (loss) applicable to Morgan Stanley	$2,199	$1,193	$131	84%	*	$4,360	$3,867	13%

Pre-tax profit margin	37%	21%	12%			24%	21%
Compensation and benefits as a % of net revenues	37%	50%	54%			47%	50%
Non-compensation expenses as a % of net revenues	26%	29%	34%			28%	29%

Effective tax rate from continuing operations	38.3%	27.9%	*			26.1%	13.0%

Notes:	-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
The quarter ended June 30, 2011, preferred stock dividend/other included a one-time negative adjustment of approximately $1.7 billion related to the conversion of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock held by Mitsubishi UFJ Financial Group, Inc. (MUFG), into Morgan Stanley common stock.

	-	The quarter ended September 30, 2010 included a tax gain of $176 million associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated. Excluding the discrete tax gain, the effective tax rate for the quarter ended would have been 19.1%.
	-	Preferred stock dividend / Other includes allocation of earnings to Participating Restricted Stock Units and China Investment Corporation equity units.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2011	June 30, 2011	Sept 30, 2010	June 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010	Change

Income (loss) from continuing operations	$2,268	$1,402	$824	62%	175%	$4,798	$4,366	10%
Net income (loss) from continuing operations applicable to noncontrolling interest	94	213	510	(56%)	(82%)	469	769	(39%)
Income from continuing operations applicable to Morgan Stanley	2,174	1,189	314	83%	*	4,329	3,597	20%
Less: Preferred Dividends	(24)	(24)	(220)	--	89%	(268)	(660)	59%
Less: MUFG preferred stock conversion	-	(1,726)	-	*	--	(1,726)	-	*
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to CIC Equity Units and Participating Restricted Stock Units	2,150	(561)	94	*	*	2,335	2,937	(20%)

Basic EPS Adjustments:
Less: Allocation of undistributed earnings to CIC Equity Units	0	0	0	--	--	0	(118)	*
Less: Allocation of earnings to Participating Restricted Stock Units	(22)	(1)	(3)	*	*	(31)	(92)	66%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$2,128	$(562)	$91	*	*	$2,304	$2,727	(16%)

Gain (loss) from discontinued operations after tax	25	4	(183)	*	*	31	270	(89%)
Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	25	4	(183)	*	*	31	270	(89%)
Less: Allocation of undistributed earnings to CIC Equity Units	0	0	0	--	--	0	(18)	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	1	--	*	0	(8)	*
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	25	4	(182)	*	*	31	244	(87%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$2,153	$(558)	$(91)	*	*	$2,335	$2,971	(21%)

Average basic common shares outstanding (millions)	1,848	1,464	1,377	26%	34%	1,590	1,337	19%

Earnings per basic share:
Income from continuing operations	$1.15	$(0.38)	$0.07	*	*	$1.45	$2.04	(29%)
Discontinued operations	$0.01	$-	$(0.14)	*	*	$0.02	$0.18	(89%)
Earnings per basic share	$1.16	$(0.38)	$(0.07)	*	*	$1.47	$2.22	(34%)

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$2,128	$(562)	$91	*	*	$2,304	$2,727	(16%)

Diluted EPS Adjustments:
Income impact of assumed conversions:
Preferred stock dividends (Series B - Mitsubishi)	0	0	0	--	--	0	588	*
Assumed conversion of CIC	0	0	(16)	--	*	0	75	*

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$2,128	$(562)	$75	*	*	$2,304	$3,390	(32%)

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	25	4	(182)	*	*	31	244	(87%)
Assumed conversion of CIC	0	0	0	--	--	0	41	*

Earnings (loss) applicable to common shareholders plus assumed conversions	$2,153	$(558)	$(107)	*	*	$2,335	$3,675	(36%)

Average diluted common shares outstanding and common stock equivalents (millions)	1,869	1,464	1,443	28%	30%	1,608	1,710	(6%)

Earnings per diluted share:
Income from continuing operations	$1.14	$(0.38)	$0.05	*	*	$1.43	$1.98	(28%)
Discontinued operations	$0.01	$-	$(0.12)	*	*	$0.02	$0.17	(88%)
Earnings per diluted share	$1.15	$(0.38)	$(0.07)	*	*	$1.45	$2.15	(33%)

Note:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 14 of the financial supplement and Note 2 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2010.